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                                  EXHIBIT - 11

                        COMPUTATION OF PER SHARE EARNINGS






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                         VIRAGEN, INC. AND SUBSIDIARIES
                EXHIBIT 11 - COMPUTATION OF LOSS PER COMMON SHARE
                                   (UNAUDITED)



                                                             Three Months Ended                     Nine Months Ended
                                                                  March 31,                             March 31,
                                                                  ---------                             ---------
                                                           1997                1996               1997               1996
                                                           ----                ----               ----               ----
PRIMARY AND FULLY DILUTED

Weighted average shares outstanding                       38,867,643         36,418,422         38,430,023         35,813,679
                                                        ============       ============       ============       ============

Net Loss                                                $ (1,288,359)      $ (1,310,466)      $ (3,332,159)      $ (3,090,515)
Deduct required dividends on convertible
     preferred stock,
     Series A                                                    663                863              1,988              2,588
     Series B                                                146,750                 --          4,121,898                 --
     Series C                                                350,693                 --            432,523                 --
     Series D                                              3,442,683                 --          3,442,683                 --
     Series E                                                478,309                 --            478,309                 --
                                                        ------------       ------------       ------------       ------------
Loss attributed to common stock                         $ (5,707,457)      $ (1,311,329)      $(11,809,560)      $ (3,093,103)
                                                        ============       ============       ============       ============


Net loss per common share after deduction for
   required dividends on convertible preferred
   stock                                                $      (0.15)      $       (.04)      $      (0.31)      $       (.09)
                                                        ============       ============       ============       ============





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